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EXHIBIT 10.4(3) EMPLOYMENT AGREEMENT WITH MICHAEL FAVISH DATED AUGUST 10,  2002

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of August 10, 2002 by and between FOTOBALL USA, INC., a Delaware corporation (the "Company"), and Michael Favish ("Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, Executive is currently serving as the Chairman and Chief Executive Officer of the Company under a three-year employment agreement with the Company dated as of August 10, 1999 (the "Old Agreement");

                  WHEREAS, the Company and Executive desires to extend the employment relationship upon the terms set forth in this Agreement;

                  NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

                  1. Employment. (a) The Company hereby employs (the "Employment") Executive as the Chairman and Chief Executive Officer of the Company. It is the intention of the parties to vest full authority to control the day-to-day operations of the Company with Executive, subject to the general supervision, control and guidance of the Board of Directors of the Company (the "Board"). Executive hereby accepts the Employment and agrees to (i) render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be established by the Board, for the period and upon the terms set forth in this Agreement.

                           (b)  Executive shall devote substantially all of his
business time and attention to the business and affairs of the Company consistent with his executive positions with the Company, except for vacations permitted pursuant to Section 3.5 and Disability (as defined in Section 6.2). This Agreement shall not be construed as preventing Executive from engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement.

                  2. Term. Except as otherwise specifically provided in Section 6 below, the term of this Agreement (as may be extended, the "Term") shall commence on the date hereof, and shall continue until August 9, 2005, subject to the terms and conditions of this Agreement. The Term may be extended for consecutive one-year renewal terms by written notice by either party to the other between sixty (60) and ninety (90) days prior to the end of the original three-year term or one-year renewal terms.


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                  3.       Compensation.

                           3.1      Base Salary.  Executive shall be paid a base
salary (the "Base Salary") at an annual rate of two hundred fifty thousand dollars ($250,000), payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be reviewed by the Board on or before January 1 of each year during the Term, with such reviews to commence prior to such date, and shall be subject to increase in the discretion of the Board, taking into account merit, corporate and individual performance and general business conditions, including changes in the consumer price index published by the United States Bureau of Labor, Bureau of Labor Statistics, for the San Diego, California metropolitan area. Such increase, if any, in Executive's Base Salary shall be effective on January 1 of each year during the Term commencing in 2003.

                           3.2      Bonus.  In addition to the Base Salary,
Executive shall be entitled to such bonus compensation ("Bonus Compensation") as may be determined from time to time by the Compensation Committee of the Board, in its sole discretion.

                           3.3      Stock Options.

                                    (a) During each year of this Agreement
(August-August), the Company shall cause the issuance to Executive of non-qualified options (the "Options") to purchase not less than 10,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company at a per share exercise price equal to the then-current fair market value of the Common Stock, subject to three-year vesting and subject to and in accordance with the terms of the 1998 Stock Option Plan of the Company or any successor stock option plan (the "Plan").

                                    (b)  Executive's vested Options shall be
exercisable for a period of ten years from the date of issuance. Upon the termination of this Agreement, any unvested Options shall lapse, except as otherwise provided in Section 6 below, and Executive shall have ninety (90) days from the date of termination in accordance with the terms of this Agreement to exercise any vested Options (one year in the case of termination by reason of death or Disability of Executive).

                           3.4      Employee Benefits.  In addition to the Base
Salary and the Bonus Compensation, Executive shall be entitled (i) to continue to receive the fringe benefits now provided by the Company in addition to any additional benefits hereafter provided to its executive offers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) to be a full participant in all of the Company's other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company and (iii) to all costs and expenses for the maintenance, including insurance, and operation of Executive's automobile; provided, however, that such costs and expenses shall not exceed $750 in any month.


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                           3.5      Vacation.  During the Term, Executive shall
be entitled to such vacation with pay during each calendar year of his Employment hereunder consistent with his position as an executive officer of the Company, but in no event less than four (4) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Executive shall not be entitled to any additional compensation in the event that Executive, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

                  4. Indemnification. Executive shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware.

                  5. Expenses. During the Term, the Company shall reimburse Executive upon presentation of appropriate vouchers or receipts in accordance with the Company's expense reimbursement policies for executive officers, for all out-of-pocket business travel and entertainment expenses incurred or expended by Executive in connection with the performance of his duties under this Agreement.

                  6.       Consequences of Termination of Employment.

                           6.1      Death.  In the event of the death of
Executive during the Term, Executive's Employment hereunder shall be terminated as of the date of his death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall be paid Executive's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section
6.1 shall be otherwise payable as determined by the Compensation Committee of the Board, in its sole discretion. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

                           6.2      Disability.  In the event Executive shall be
unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a "Disability") for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Executive ten (10) days prior written notice. If Executive's Employment hereunder is so terminated, Executive shall be paid, in addition to payments under any disability insurance policy in effect, Executive's unpaid Base Salary through the month in which


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the termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 6.1 above.

                           6.3      Termination of Employment of Executive by
the Company for Cause.

                                    (a)     Nothing herein shall prevent the
Company from terminating Executive's Employment for Cause (as defined below). From and after the date of such termination, Executive shall no longer be entitled to receive Base Salary and Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Executive. Any rights and benefits which Executive may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to Section 3.4 or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term "Cause," as used herein, shall mean that: (i) Executive shall embezzle funds or misappropriate other property of the Company or any subsidiary; or (ii) Executive shall willfully disobey a lawful directive of the Board, whether through commission or omission; or (iii) Executive shall breach the Agreement in a material manner or engage in fraudulent conduct as regards the Company.

                                    (b)     The Company shall provide Executive
with written notice stating that it intends to terminate Executive's Employment for Cause under this Section 6.3 and specifying the particular act or acts on the basis of which the Board intends to so terminate Executive's Employment. Executive shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Section 6.3(a)(i) above as to which the Board may immediately terminate Executive's Employment for Cause). Other than with respect to an action described in Section 6.3(a)(i) above, Executive shall be given seven (7) days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such written notice. In the event Board determines that Executive has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Executive shall be given the opportunity, within ten (10) days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Executive has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Executive for Cause.

                           6.4      Termination of Employment Other than for
Cause, Death or Disability.

                                    (a)  Termination.  This Agreement may be
terminated by the Company (in addition to termination pursuant to Sections 6.1, 6.2 or 6.3 above) at any time and for any reason or upon the expiration of the Term.


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                                    (b)  Severance and Non-Competition Payments.

                                            (1)      If this Agreement is
terminated by the Company, including a Constructive Termination (as defined below), other than as a result of death or Disability of Executive or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Executive a severance and non-competition payment equal to the sum of (x) an amount equal to the Base Salary for the remainder of the Term plus (y) an amount equal to the Bonus Compensation earned by Executive in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining in the Term; provided, however, that a termination during the last twelve (12) months of the Term shall be governed by Section 6.4(b)(5) below. Such severance and non-competition payment shall be payable, in Executive's sole discretion, either (i) in a lump sum on the first day of the month following the termination or (ii) in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Term. In addition, all unvested Options shall be deemed to have vested on the date of such termination.

                                            (2)      For purposes of this
Agreement, a "change in control" of the Company shall be deemed to have occurred if (i) the Company shall have merged or consolidated with an unaffiliated entity in which (A) the Company is not the surviving corporation or (B) the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity (other than a transaction which would cause the stockholders immediately prior to such transaction to own at least fifty (50%) of the voting securities of the Company immediately after such transaction), or (ii) there shall be a change in the constituency of a majority of the members of the Board within any twelve (12) month period (other than a change of which a majority of the existing directors voted in favor).

                                            (3)      For purposes of this
Agreement, "Constructive Termination" shall be deemed to have occurred upon (x) the removal of Executive from, or a failure of Executive to continue as, Chairman and Chief Executive Officer of the Company and (y)(i) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (y)(ii) the material breach by the Company of this Agreement and, in any such case, Executive does not agree to such change and elects to terminate his Employment.

                                            (4)      In the event of a
termination of Employment (including a Constructive Termination) within six (6) months following a change in control of the Company, the Company shall pay Executive a severance and non-competition payment equal to the greater of (x) the sum of (i) an amount equal to the Base Salary for the remainder of the Term plus (ii) an amount equal to the Bonus Compensation earned by Executive in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining in the Term; or (y) 2.99 times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination. Such severance and


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non-competition payment shall be payable, in Executive's sole discretion, either
(i) in a lump sum on the first day of the month following the termination or
(ii) in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Term. In addition, all unvested Options shall be deemed to have vested on the date of such change in control.

                                            (5)      If this Agreement is not
renewed beyond the Term by the parties hereto or if this Agreement is terminated by the Company, including a Constructive Termination, other than as a result of death or Disability of Executive or for Cause (and other than in connection with a change in control) in accordance with this Section 6, during the last twelve
(12) months of the Term, the Company shall pay Executive a severance and non-competition payment equal to the sum of (x) an amount equal to the Base Salary in respect of the calendar year immediately preceding the year of termination plus (y) an amount equal to the Bonus Compensation earned by Executive in respect of the calendar year immediately preceding the year of termination. Such severance and non-competition payment shall be payable, in Executive's sole discretion, either (i) in a lump sum of the first day of the month following the termination or (ii) in twelve (12) equal monthly installments commencing on the first day of the month following termination. In addition, all unvested Options shall be deemed to have vested on the date of such termination.

                                            (6)      Executive shall not be
required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

                                            (7)      In the event that Executive
becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive (including, without limiting the generality of the foregoing, by reason of the exercise of any stock options or the receipt of any shares of stock of the Company), which in the absence of this Section 6(b)(7), would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to Executive under this Agreement shall be reduced such that none of the amounts payable to Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) (collectively, a "Control Change") or the termination of Employment (including a Constructive Termination, and whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Control Change or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under Section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code.


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                  7.       Confidential Information.

                           7.1      Executive covenants and agrees that he will
not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which
(x) is known generally to the public other than as a result of unauthorized disclosure by Executive, (y) becomes available to the Executive on a non-confidential basis from a source other than the Company or (z) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company. It is specifically understood and agreed by Executive that any Confidential Information received by Executive during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Executive's Employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

                           7.2      Executive and the Company agree that this
covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 7.

                  8.       Non-Competition; Non-Solicitation.

                           8.1      Executive agrees that during the
Non-Competition Period (as defined in Section 8.4 below), without the prior written consent of the Company: (i) he shall not be a principal, manager, agent, consultant, officer, director or employee of, or, directly or indirectly, own more than one (1%) percent of any class or series of equity securities in, any partnership, corporation or other entity, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or


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indirectly) with the business of the Company; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

                           8.2      During the Non-Competition Period, Executive
agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Executive shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

                           8.3      Executive and the Company agree that the
covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this
Section 8.

                           8.4      The provisions of this Section 8 shall
extend for the Term and survive the termination of this Agreement for one year from the date of such termination (herein referred to as the "Non-Competition Period").

                  9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to the Company, to:     Fotoball USA, Inc.
                                    6740 Cobra Way
                                    San Diego, California  92121
                                    Telecopy:   (858) 812-8661
                                    Attention:   Chief Financial Officer

If to Executive, to:                Mr. Michael Favish


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                  10.      Entire Agreement.  This Agreement and the Plan
contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters, including the Old Agreement.

                  11. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Comp-any.

                  12. No Assignment. Except as contemplated by Section 11 above, this Agreement shall not be assignable or otherwise transferable by either party.

                  13. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Executive and by a duly authorized officer of the Company (other than Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

                  14. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

                  15. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of California, without regard to its conflicts of law rules.

                  16. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

                  17. Counterparts. This Agreement may be executed in one or more counter-parts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

                  18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                         FOTOBALL USA, INC.


                                         By: /s/ Scott Dickey
                                         ------------------------------------
                                                 Scott Dickey
                                                 President and Chief Operating
                                                 Officer


                                         /s/ Michael Favish
                                         ------------------------------------
                                         Michael Favish